Filed pursuant to Rule 424(b)(3)
SEC File No. 333-264306

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated September 13, 2022)

PRIMARY OFFERING OF
15,747,677 ORDINARY SHARES

SECONDARY OFFERING OF
9,200,947 ORDINARY SHARES,

ALPHA TAU MEDICAL LTD.

This prospectus supplement updates, amends and supplements the prospectus contained in our Post-Effective Amendment No. 1 to our Registration Statement on Form F-1, effective as of September 13, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-264306). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information on Alpha Tau’s third quarter 2022 financial results, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “DRTS” and “DRTSW,” respectively. On November 18, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $3.98 per ordinary share and $0.25 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2022.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2022	2021
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,930	$23,236
Restricted cash	792	618
Short-term deposits	101,735	8,080
Prepaid expenses and other receivables	2,869	707

Total current assets	111,326	32,641

LONG-TERM ASSETS:
Long term prepaid expenses	393	2,028
Property and equipment, net	7,647	7,546

Total long-term assets	8,040	9,574

Total assets	$119,366	$42,215

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	September 30,	December 31,
	2022	2021
	Unaudited	Audited
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Trade payables	$1,310	$1,203
Other payables and accrued expenses	2,043	3,202

Total current liabilities	3,353	4,405

LONG-TERM LIABILITIES:
Warrants liability	8,757	-
Warrants to Convertible Preferred shares	-	18,623

Total liabilities	12,110	23,028

Convertible preferred shares of no-par value per share – Authorized: 0 and 25,348,176 shares as of September 30, 2022 and December 31, 2021, respectively; Issued and outstanding: 0 and 13,739,186 shares as of September 30, 2022 and December 31, 2021, respectively	-	53,964

SHAREHOLDERS' DEFICIENCY:
Ordinary shares of no-par value per share – Authorized: 362,116,800 and 72,423,360 shares as of September 30, 2022 and December 31, 2021, respectively; Issued and outstanding : 69,011,550 and 40,528,913 shares as of September 30, 2022 and December 31, 2021, respectively	-	-
Additional paid-in capital	190,462	18,063
Accumulated deficit	(83,206)	(52,840)

Total shareholders' equity (deficiency)	107,256	(34,777)

Total liabilities, Convertible Preferred shares and shareholders' equity (deficiency)	$119,366	$42,215

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

	Unaudited
Research and development, net	$4,827	$3,032	$15,510	$8,218

Marketing expenses	248	102	577	356

General and administrative	2,283	500	8,064	1,273

Total operating loss	7,358	3,634	24,151	9,847

Financial (income) expenses, net	(4,744)	1,168	6,198	13,622

Loss before taxes on income	2,614	4,802	30,349	23,469

Income tax expense (benefit)	9	(5)	17	21

Net loss	2,623	4,797	30,366	23,490

Net comprehensive loss	$2,623	$4,797	$30,366	$23,490

Net loss per share attributable to Ordinary shareholders, basic and diluted	$0.04	$0.12	$0.49	$0.58

Weighted-average shares used in computing net loss per share attributable to Ordinary shareholders, basic and diluted	68,798,251	40,515,336	61,654,800	40,513,766